Exhibit 99
CROGHAN BANCSHARES, INC.
AND THE CROGHAN COLONIAL BANK
ANNOUNCE THE HIRING OF NEW PRESIDENT AND CEO
August 19, 2010 — For Immediate Release
Fremont, Ohio — Croghan Bancshares, Inc. (“Croghan”) (OTC BB: CHBH) and The Croghan Colonial Bank (the “Bank”), today announced the hiring and appointment of Rick M. Robertson as President and CEO of Croghan and the Bank. Mr. Robertson will succeed the current President and CEO, Steven C. Futrell, upon his retirement at the end of this month.
Mr. Robertson is an Ohio native with over 35 years of banking experience, including over 20 years of serving in leadership roles. Since February 2006, he has served as Executive Vice President and Chief Banking Officer of ViewPoint Bank headquartered in Plano, Texas. He has also served as Chairman of ViewPoint Bankers Mortgage, Inc., a wholly-owned subsidiary of ViewPoint Bank, since September 2007. Prior to joining ViewPoint Bank, Mr. Robertson worked for Key Bank as Michigan District President from February 2002 until February 2006, as Senior Vice President, District Retail Leader (Cleveland, Ohio) from 1999 to 2001, and Area President and Senior Commercial Loan Officer (Mansfield, Ohio) from 1986 to 1999. His prior banking experience also includes executive and lending experience at First National Bank & Trust in LaPorte, Indiana and The Third National Bank & Trust in Dayton, Ohio.
Jim Bowlus, Chairman of the Compensation Committee of the Board of Directors, commented, “The Board of Directors is very pleased that Rick Robertson is taking on our top leadership position. He brings a wealth of experience and leadership in the banking industry that make him an excellent addition to our already strong management team. Rick is committed to the vision of The Croghan Colonial Bank as a community bank, and we are excited to have Rick to help lead us into the future.”
Mr. Robertson holds a Bachelor of Science Degree in Business Administration/Finance from Miami University and a Masters of Business Administration from the University of Dayton. In addition, he is a graduate of the American Bankers Association Stonier Graduate School of Banking.
Mr. Robertson has been active in community organizations and has served on numerous boards. He is married and the father of four children. He and his wife will be relocating to the Fremont, Ohio area from McKinney, Texas.